Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on to Form S-1 of our report dated March 30, 2015, with respect to the consolidated financial statements of Catasys, Inc. and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2014 and 2013. Our report relating to the consolidated financial statements for the years ended December 31, 2014 and 2013 contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference of our Firm under the caption “Experts” in the Registration Statement.

Rose, Snyder & Jacobs LLP

Encino, California

May 28, 2015